                                                                     EXHIBIT 2.2



                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION



In re:                                     )
                                           )
SEARCH FINANCIAL SERVICES                  )         CASE NO. 398-32129-RCM-11
     ACCEPTANCE CORP.,                     )
MS FINANCIAL, INC.,                        )         CASE NO. 398-32128-SAF-11
SEARCH FUNDING CORP.,                      )         CASE NO. 398-32130-SAF-11
SEARCH FINANCIAL SERVICES                  )         CASE NO. 398-32131-SAF-11
     INC.,                                 )
                                           )         Jointly Administered Under
                  DEBTORS                  )         CASE NO. 398-32129-RCM-11


                                      ORDER

         Upon the Debtors' Motion for Final Order Authorizing Use of Cash Collateral and for Approval of Stipulation with Fleet Bank, N.A. and Approving and Conditioning Such Use on Certain Remedies and Procedures Relating to the Sale of Substantially all Financial Assets of MS Financial, Inc. (the "Motion"), the Court having considered the objections thereto, the Memoranda of Law submitted in connection with the Motion, and the evidence admitted at the hearing on the Motion conducted April 9, 1998, the Court hereby makes the following findings and issues the following order:

         Findings:

         1. The Debtors and Fleet Bank, N.A. had executed a stipulation, a copy of which is attached as Exhibit A to this Order (the "Stipulation"). At hearing on April 9, 1998, the Debtors and Fleet Bank, N.A. agreed to amend the Stipulation, and have now executed an Amendment to Stipulation, a copy of which is attached as Exhibit B to this order. (As amended by the Amendment to Stipulation is referred to below as the "Amended Stipulation.")

         2. On the basis of the evidence offered at hearing, the Court adopts as findings of fact the averments contained in paragraphs 1-14 of the Motion and its findings stated in the record.

         3. There is good cause for approval by the Court of the Amended Stipulation, and entry of the relief granted by this order.

         Order

         It is therefore ORDERED that:

          1. The Motion is hereby ALLOWED to the extent that it seeks approval of the Amended Stipulation; and

          2.   The Amended Stipulation is hereby approved.


          Dated April 16, 1998.





                                                  /s/ Robert C. McGuire
                                                  ------------------------------
                                                  Robert C. McGuire
                                                  United States Bankruptcy Judge

                                                                       EXHIBIT A


                         UNITED STATES BANKRUPTCY COURT
                           NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION



In re:                                      )        CHAPTER 11
                                            )
SEARCH FINANCIAL SERVICES                   )        CASE NO. 398-32129-RCM-11
ACCEPTANCE CORP.,                           )        CASE NO. 398-32128-SAF-11
MS FINANCIAL, INC.,                         )        CASE NO. 398-32130-SAF-11
SEARCH FUNDING CORP.,                       )        CASE NO. 398-32131-SAF-11
SEARCH FINANCIAL SERVICES                   )        (Jointly Administered)
  INC.,                                     )
                                            )
         DEBTORS                            )
                                            )


             STIPULATION AUTHORIZING LIMITED USE OF CASH COLLATERAL
               AND PROVIDING CERTAIN REMEDIES TO SECURED CREDITOR

          MS Financial, Inc., Debtor and Debtor-In-Possession, a Delaware corporation ("MS"), Search Financial Services Inc., Debtor and Debtor-in-Possession, a Delaware corporation and the sole shareholder of MS ("Search"), Search Financial Services Acceptance Corp., Debtor and Debtor-In-Possession, a Texas corporation and a subsidiary of Search ("Search Acceptance"), and Search Funding Corp., Debtor and Debtor-In-Possession, a Texas corporation and a subsidiary of Search ("Search Funding", and together with MS, Search and Search Acceptance, the "Debtors") and Fleet Bank, N.A., for itself and as agent for other banks in the lending group ("Fleet"), MS's pre-petition secured lender, hereby stipulate and agree to MS's use of cash collateral on the terms and conditions of this Stipulation Authorizing Limited Use of Cash Collateral ("Stipulation").

                                    RECITALS

          WHEREAS, these cases were commenced by the filing of voluntary petitions for relief under Chapter 11 of Title 11, United States Code (the "Bankruptcy Code") on March 6, 1998 (the "Petition Date") in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the "Court");

          WHEREAS, since the Petition Date, the Debtors have operated their businesses and managed their affairs as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code. Neither a trustee nor a creditors' committee has been appointed in these cases as of the filing of this Stipulation and Motion;

          WHEREAS, the Court has jurisdiction of this matter pursuant to 28 U.S.C. Section 1334;

          WHEREAS, this matter is a core proceeding pursuant to 28 U.S.C.
Section 157(b)(2);

          WHEREAS, MS, Search, Fleet and certain other bank participants in the Fleet Facility, as defined below, for which Fleet acts as agent (the "Other Banks") are parties to a certain Loan Agreement dated as of July 31, 1997 (the " Loan Agreement" and more generally with the other loan documents described below or otherwise executed in conjunction with the Loan Agreement, the "Fleet Facility");

          WHEREAS, incident thereto MS executed promissory notes to Fleet and to the Other Banks under the Loan Agreement, which notes reflected an original aggregate commitment of $70,000,000 and under which, from time to time, indebtedness would exist reflecting the obligations of MS for borrowings and other fees, expenses and costs under the Fleet Facility (the "Notes");

          WHEREAS, MS's indebtedness and obligations pursuant to the Fleet Facility are secured upon the terms of (a) a certain Security Agreement dated as of July 31, 1997 (the "Security Agreement") and (b) a certain Pledge Agreement dated as of July 31, 1997 (the "Pledge");

          WHEREAS, the Security Agreement granted to Fleet for the benefit of itself and the Other Banks a first priority security interest in substantially all of MS's existing and after-acquired assets, as more fully described in Exhibit "A" attached hereto (the "Assets");

          WHEREAS, the Pledge granted to Fleet for the benefit of itself and the Other Banks a first priority security interest in MS's equity (the "Stock") in its wholly owned subsidiary, MS Auto Receivables Company, a Delaware corporation ("MS Auto");

          WHEREAS, together the Assets and the Stock constitute collateral to secure the Notes and all other obligations under the Fleet Facility (the "Collateral");

          WHEREAS, generally MS is a financial services company specializing in the purchase and management of non-prime motor vehicle receivables, essentially obligations of consumer obligors secured by depreciating motor vehicles (the "MS Receivables");

          WHEREAS, generally MS Auto is in the same business as MS, except that
(a) its ownership of non-prime motor vehicle receivables (the "MS Auto Receivables") arose as a result of a certain securitization transaction that closed in 1995 and (b) since the securitization it has not purchased new MS Auto Receivables;

          WHEREAS, MS used loan proceeds from the Fleet Facility to finance its non-prime motor vehicle financing business. In the ordinary course of its business, MS was permitted to draw down funds advanced by Fleet and the Other Banks based upon a formula (the "Borrowing Base Formula"). The Loan Agreement contemplated that MS was to pay Fleet all of the collections that MS received from its customers, whether (i) directly, where MS initially had access to the funds, or (ii) indirectly, through lockbox arrangements where MS lacked access to the funds, which were forwarded by the deposit bank directly to Fleet. The Borrowing Base Formula permitted MS, so long as it was not in default, to draw down funds against a percentage of its then existing qualified collateral, consisting in the main of MS Receivables on eligible automobile loans;

          WHEREAS, MS has historically collected the MS Receivables directly or indirectly through Search Acceptance, and employees thereof;

          WHEREAS, the lockbox arrangement referenced above is embodied in, among other documents, a certain Lockbox and Controlled Account Agreement dated as of July 31, 1997 by and among Fleet, MS and Hibernia National Bank, the depository bank located in New Orleans, Louisiana (the "Lockbox Agreement");

          WHEREAS, all of MS's obligations under the Fleet Facility are guaranteed by Search;

          WHEREAS, on February 3, 1998 Fleet accelerated all obligations due it under the Fleet Facility and demanded repayment of the debt and the assembly of all Collateral;

          WHEREAS, on February 5, 1998 Fleet commenced an action against MS and Search in the Dallas County, Texas District Court, 193rd Judicial District, Cause No. DV98-1006 (the "Texas Action"), in which action Fleet sought judgment in the amount of its unpaid loans and specific performance of the Security Agreement, including injunctive relief;

          WHEREAS, on February 6, 1998 a temporary restraining order was entered by consent of the parties, which order was continued in effect on February 20, 1998;

          WHEREAS, on February 24, 1998 a further temporary injunction was entered by consent of the parties, which order (the "Temporary Injunction Order"), among other things, required MS to turn over to Fleet or its Servicer, currently CSC Logic/MSA d/b/a Loan Servicing Enterprise (the "Servicer"), all chattel paper, all proceeds thereof and all other Collateral comprised of the MS Receivables and all books and records associated therewith on or before March 4, 1998;

          WHEREAS, the Temporary Injunction Order was modified on March 4, 1998 to extend the transfer date to March 6, 1998;

          WHEREAS, no such turnover occurred because, as MS had informed the Court and Fleet in the Texas Action it might do, it commenced this proceeding on the Petition Date;

          WHEREAS, as of the Petition Date, the unpaid balance of principal and accrued but unpaid interest on the Notes, exclusive of fees and payments other than interest due under the Fleet Facility, attorneys' fees, costs and expenses, was $62,342,649.68, consisting of $60,749,582.08 in principal and $1,593,067.60 in interest. By way of example, section 3.1(ii) of the Loan Agreement states that Fleet may recover, among other things, an acceleration fee of 5% and section 10.1 of the Loan Agreement states that Fleet may recover all of its reasonable out-of-pocket costs and expenses, including reasonable attorneys' fees, in enforcing its remedies pursuant to the Fleet Facility;

          WHEREAS, the proceeds in the form of cash or cash equivalents from (i) the collection of any MS Receivables, (ii) the disposition of any repossessed or returned collateral securing the MS Receivables, and (iii) the sale of all or any portion of the Assets or the Stock, and any and all dividends or other distributions from the Stock, constitute and will constitute Fleet's "cash collateral" as that term is defined in ss. 363(a) of the Bankruptcy Code;

          WHEREAS, in conjunction with the Lockbox Agreement payments of MS Receivables are required to be deposited into a blocked account at Hibernia Bank in New Orleans, Louisiana to be disbursed to Fleet in accordance with the Lockbox Agreement;

          WHEREAS, as of the Petition Date other payments of MS Receivables or dispositions of other Assets were being paid directly to, or collected directly by, MS or by Search Acceptance for application to the Fleet Facility as contemplated by the Temporary Injunction Order;

          WHEREAS, by Agreed Order Regarding Limited Use of Cash Collateral (MS Financial, Inc.) (the "Interim Order") entered on March 9, 1998 the Court approved the terms and conditions by which MS could use Fleet's cash collateral for the two weeks ending March 21, 1998, subject to further extensions as provided therein or further court order;

          WHEREAS, MS wishes to use Fleet's cash collateral beyond the terms of the Interim Order, and Fleet has consented to the use of its cash collateral, in accordance with the terms and conditions of this Stipulation;

          WHEREAS, the Debtors desire to maximize the value of the Collateral, believing that there is substantial equity therein available to MS, and indirectly to Search;

          WHEREAS, MS intends, to the extent and as promptly as possible, to cause a sale of all or substantially all of the Collateral to a third party pursuant to ss.363(c) of the Bankruptcy Code;

          WHEREAS, the Debtors have asked for accommodations from Fleet to enable the Debtors the time to complete negotiations with potential buyers for MS's assets and to document such a sale;

          WHEREAS, the Debtors have further sought to structure a compromise with Fleet, conditioned upon such a sale, whereby upon a transfer of MS's assets, MS's estate will be able to realize what it believes to be the equity in MS's assets that might not otherwise exist; and

          WHEREAS, this Stipulation has been entered into by all parties in good faith, and due cause has been shown for the entry of an order approving this Stipulation.

                                 STIPULATION

         Based upon the foregoing recitals, the Debtors and Fleet hereby AGREE AND STIPULATE as follows:

          1. Subject to the terms and conditions of this Stipulation, and subject to any prior orders of the Court entered with Fleet's agreement having to do with MS's use of cash collateral prior to the date this Stipulation is approved, MS may use Fleet's cash collateral as follows: for an initial period (the "Initial Period") from March 9, 1998 through May 2, 1998, MS may use Fleet's cash collateral to pay the costs associated with the management, sale, collection and/or liquidation of the Collateral, which costs shall materially comply with those expenditures identified in the budget attached hereto in the form of Exhibit "B", upon the following basis:

              (a) for the two weeks beginning March 9 and 16, 1998, $120,000 per week at the rate of no more than $20,000 per business day (Monday to Saturday inclusive) ("Day");

              (b) for the two weeks beginning March 23 and 30, 1998, $100,000 per week at the rate of no more than $16,667 per Day; and

              (c) for the four weeks beginning April 6, April 13, April 20 and April 27, 1998, $75,000 per week at the rate of no more than $12,500 per Day,

provided, however, that nothing herein is intended to or shall have the effect of duplicating MS's permission to use cash collateral to the extent the time periods set forth above are also covered by prior orders of the Court.

         Any collections received on a Sunday shall be deemed received on the following Monday for purposes hereof. The Initial Period may be extended for successive one (1) week periods by the filing in this proceeding of a joint written notice by Fleet and MS without need of further action by this Court, provided, however, that absent further court order such a joint notice shall specify the agreement of the parties to the amount of cash collateral permitted to be used, not to exceed $75,000 per week at the rate of no more than $12,500 per Day and to be used for budgetary purposes to be attached to such notices and to be consistent with those set forth or referenced in Exhibit "B." The right of MS to use cash collateral, notwithstanding anything to the contrary herein, shall cease upon a termination of this Stipulation as provided in Paragraph 20 below.

         2. As adequate protection to Fleet and to safeguard Fleet against any diminution in the value of the Collateral arising from MS's use of cash collateral, pursuant to Sections 361 and 363(e) of the Bankruptcy Code, Fleet is hereby granted for the benefit of itself and the Other Banks a continuing post-petition replacement lien and security interest in all property, assets and interests in property of MS, of every name, nature and description, and the proceeds thereof, not subject to the application if at all, of Sections 551 of the Bankruptcy Code, whether existing on the Petition Date or acquired or arising thereafter, including proceeds of, or transfers avoided as a result of, causes of action arising under the Bankruptcy Code or otherwise, which liens shall be junior only to all valid, enforceable and perfected liens in existence as of the Petition Date, all of which shall be equivalent to a lien granted under Sections 364(c)(2) and (3) of the Bankruptcy Code. The validity, enforceability, and perfection of Fleet's post-petition lien shall not be subject to the "equities of the case" exception to Section 552(b) of the Bankruptcy Code and shall not depend upon filing, recordation, or any other act required under applicable state or federal law, rule or regulation. If Fleet hereafter requests MS to execute and deliver to Fleet financing statements, mortgages, deeds of trust, applications for lien notations, or other instruments or documents considered by Fleet to be reasonably necessary or desirable to further evidence the perfection of liens and security interests herein granted, MS is authorized and directed to execute and deliver such instruments and documents to Fleet, and Fleet is granted relief from the automatic stay of
Section 362 of the Bankruptcy Code in order to perfect such liens and security interests.

         3. As further adequate protection to Fleet for MS's use of cash collateral, Fleet is hereby granted for the benefit of itself and the Other Banks an administrative priority claim pursuant to Section 507(b) of the Bankruptcy Code, superior to any and all other costs and expenses of the kind specified in, and pursuant to, Sections 507(a)(1), 506(c), 507(b) and 726(b) of the Bankruptcy Code, to the extent the liens granted pursuant to this Stipulation prove inadequate to protect Fleet from any post-petition diminution in the value of its interest in the pre-petition Collateral, and the proceeds thereof arising from MS's use of cash collateral.

         4. The terms and provisions of this Stipulation with respect to the liens and security interests granted hereby, and the super-priority administrative expense claim, shall continue for the duration of this Chapter 11 case and for the duration of this case under any other chapter of the Bankruptcy Code to which it may be converted, and such liens and security interests shall maintain the priorities established by the Stipulation until satisfied and discharged, notwithstanding the appointment of a trustee or examiner in this or any converted case or the dismissal of this or any converted case, and notwithstanding the expiration or termination of this Stipulation, as it may be amended or extended from time to time.

         5. In the event any or all of the provisions of this Stipulation are hereafter modified, amended, or vacated by a subsequent order of this Court or any other Court, such modification, amendment, or vacation shall not affect the validity of any right or obligation arising under an order approving the Stipulation prior to the effective date of such modification, amendment or vacation, which shall be governed in all respects by the provisions of this Stipulation.

         6. Nothing contained herein shall be deemed a finding by the Court, or an acknowledgment by Fleet, that the liens and priority claims granted Fleet by this Stipulation adequately protect Fleet for MS's use of cash collateral.

         7. As long as this Stipulation is in effect, MS and, where necessary to comply herewith, each of the other Debtors shall:

            a. insure the Assets in amounts and for the risks, and by the entities, established as the practice of the parties under the Fleet Facility;

            b. apply Fleet's cash collateral and other sources of cash available to MS hereunder to the expenses of operation of their businesses substantially consistent with the budget(s) submitted to the Court and in particular, as a first priority, to the payment as and when due of payroll and payroll taxes concerning employees who service the MS Receivables and the MS Auto Receivables;

            c. except as expressly permitted in Paragraph 1 hereof and other than in respect to remittances made by obligors directly to the Hibernia lockbox maintained at Hibernia National Bank for Fleet's benefit, remit and cause any of their subsidiaries to remit as and when received on a daily basis to the Hibernia lockbox all collections and other proceeds from MS Receivables, or other Assets that are received by or for the benefit of MS, to Fleet, in the identical form received, whether cash, original checks, money orders, Western Union, ACE Cash Express or otherwise;

            d. serve Fleet and its co-counsel with a copy of each monthly status report filed by the Debtors in this case as required by the Court or the United States Trustee;

            e. provide Fleet copies of reports concerning the liquidation of the Collateral regularly prepared by or for the Debtors and their management in the course of the operation of the Debtors' businesses;

            f. provide Fleet a daily report concerning any and all collections of the MS Receivables, proceeds received arising from the foreclosure sale of repossessed or returned motor vehicles securing the MS Receivables, and proceeds received from the disposition of any Assets;

            g. provide Fleet, bi-weekly, an unaudited cash flow report showing the sources of all cash received by the Debtors for their operations and their uses of such cash during the bi-weekly period, and such other reports as the parties may agree, as the Debtors shall have agreed to provide to any Creditors' Committee (to the extent not privileged) or as the Court or the United States Trustee may direct;

            h. comply in all material respects, where the Debtors have the resources or staff to do so, with the loan documentation comprising the Fleet Facility, other than as modified herein expressly or by necessary implication or to the extent that compliance would contravene the Bankruptcy Code;

            i. take such actions and perform such duties as are set forth in Paragraph 20(b) through (e) and (g) below (but not the actual transfer or conversion of the Collateral or the systems therefor); and

            j. in respect to MS Auto, and MS's control thereof as sole stockholder, neither allow to be made, nor accept, any dividends or other distributions relating to MS's equity interest in MS Auto (but to the extent such distributions are in fact received, turn over the same to Fleet hereunder as cash collateral), and otherwise take whatever actions are required:

               (i) to provide Fleet with a current list, in detail reasonably requested by Fleet, of MS Auto's assets and liabilities;

               (ii) to provide Fleet with such financial information concerning MS Auto as is of the type, and with the same timeliness, as is required to be provided hereunder by MS to Fleet;

               (iii) to prohibit the purchase by MS Auto of any motor vehicle or consumer loans with the proceeds of collections of MS Auto Receivables; and

               (iv) to prohibit MS Auto from using any of the proceeds of collections of MS Auto Receivables, proceeds received arising from the foreclosure sale of repossessed or returned motor vehicles securing MS Auto Receivables and proceeds received from the disposition of any other assets owned by MS Auto, for any purpose other than the payment in the ordinary course of its own debts to lenders or to those rendering goods and services to it.

         8. As long as this Stipulation is in effect, the Debtors shall not:

            a. interfere, by notice, action or otherwise, with the ongoing and orderly administration of the Lockbox Agreement and the payments of deposits made thereunder by Hibernia National Bank to Fleet;

            b. interfere, by notice, action or otherwise, with the ongoing and orderly flow of payments by MS's account debtors to MS's lockbox established with Hibernia National Bank; and

            c. purchase any motor vehicle or consumer loans with the cash collateral.

         9. The Debtors shall permit Fleet, its agents and professionals, upon a reasonable basis in respect to each of the following:

            a. to review the pre-petition, as well as the post-petition, books and records of the Debtors or any of their subsidiaries maintained in connection with the servicing of the Collateral;

            b. to review the books and records of MS Auto or those books and records of the Debtors or any of their subsidiaries maintained in connection with the servicing of the MS Auto Receivables;

             c. to have access to any of the Assets for the purpose of appraising its or their value;

             d. to use the services of Zolfo-Cooper, LLC, or other financial consultants of Fleet's selection, to have access to the business premises and the books and records of the Debtors, and, where relevant to the servicing of the assets of MS or MS Auto, any of their subsidiaries, and personnel of any of the Debtors and any of their subsidiaries who are knowledgeable concerning the same; and

             e. to use the services of a servicing company, including without limitation, the Servicer, to have access to the business premises of the Debtors and the Debtors' (or any of their subsidiaries') facilities, and the files, records and systems of the Debtors and their subsidiaries relating to the management, servicing and collection of the MS Receivables and the MS Auto Receivables and any repossessed or returned motor vehicles or the like, and the personnel of any of the Debtors or any of their subsidiaries, including MIS specialists on site, who are knowledgeable concerning the same.


         10. Except as otherwise provided for in this Stipulation, Fleet shall be entitled to receive and apply to the Fleet Facility, including the Notes, all payments or proceeds of cash collateral made or delivered and to be made or delivered to it pursuant to the Lockbox Agreement and by or on behalf of MS pursuant to this Stipulation from and after the Petition Date, which payments or proceeds of cash collateral may be applied to interest, principal, late charges, other fees and payments due under the Fleet Facility, or the obligation of MS to reimburse attorneys' fees, costs and/or expenses at Fleet's discretion, subject to Fleet's obligation to account for all such applications at the written request of MS, and further subject to MS's right to contest the application of such payments or proceeds if this Stipulation shall terminate other than as a result of a consummation of MS's sale of the Collateral. To the extent that any of Fleet's cash collateral existed as of, or may accumulate after the Petition Date prior to the entry of an order approving this Stipulation, the use of which has not been authorized by the Interim Order, subject to the provisions of this Stipulation the same shall immediately be turned over to Fleet and shall not be segregated or retained by any of the Debtors or any of their subsidiaries. In the case of MS, such turnover of payments or proceeds of cash collateral shall be made as provided, where relevant, in Paragraph 7(c) above. In the case of any cash collateral not yet or to be delivered to Fleet under the Lockbox Agreement, such turnover may be requested by Fleet and shall be performed by Hibernia National Bank as required by such agreement.

         11. The Debtors hereby acknowledge that as of the Petition Date the unpaid balance of principal and accrued but unpaid interest on the Notes, exclusive of fees and payments other than interest due under the Fleet Facility, attorneys' fees, costs and expenses, was $62,342,649.68, consisting of $60,749,582.08 in principal and $1,593,067.60 in interest. The Debtors further hereby acknowledge the validity, perfection, enforceability, priority, and non-avoidability of Fleet's pre-petition liens and security interests in the Collateral, and waive the right to challenge or to object thereto; provided, however, that the Debtors do not waive, and reserve the right to contest, (i) the value of the pre-petition Collateral (ii) depending upon such value, the respective amounts of allowed secured and unsecured (if any) claims under the Fleet Facility, and (iii) the total unpaid balance due under the Fleet Facility as of the Petition Date (and thereafter, if applicable) in excess of the unpaid balance of principal and interest on the Notes agreed to above.

         12. Except as expressly provided for in this Stipulation or by application of the Bankruptcy Code, nothing contained herein shall:

              (a) constitute a waiver by Fleet or the Other Banks of any rights which may exist under and with respect to the Fleet Facility, including all loan documents referenced above, and the Collateral, including, without limitation, (i) the right to exercise with respect thereto all of the rights of a secured party under the Security Agreement and Pledge, the Uniform Commercial Code and other applicable law, or (ii) the right to seek additional adequate protection or to challenge any impairment of its respective claim or the Collateral, and incident thereto to introduce such evidence of its claim and Collateral value as may be appropriate in the circumstances;

              (b) constitute a waiver by Fleet or the Other Banks of the right to seek to dismiss any of these Chapter 11 cases, to move for the appointment of a Chapter 11 trustee, to seek relief from the automatic stay or to exercise any other rights which it or they may have under the Bankruptcy Code, provided, however, that Fleet and the Other Banks shall not seek to dismiss any of these cases, to appoint a trustee, to obtain stay relief or otherwise take action in the Bankruptcy Court, other than in respect to rights expressly belonging to Fleet hereunder, that would prevent MS from performing hereunder, and in particular from consummating the sale referenced in Paragraph 16 below, so long as this Stipulation is in effect and not terminated;

              (c) constitute a waiver by the Debtors of any rights they may have
         (i) to oppose motions by Fleet or the Other Banks within the purview of subparagraph (b) above, or (ii) to seek to use, sell or lease pursuant to the provisions of Section 363 of the Bankruptcy Code, the Collateral, or proceeds thereof, and any other property in which Fleet is granted a security interest hereunder, provided, however, that MS shall not seek to use Fleet's cash collateral during the Initial Period (as it may be extended by agreement) in an amount beyond the limits set forth in Paragraph 1 above;

              (d) constitute an admission, or otherwise evidence any type of acknowledgment, that MS and each of the other Debtors is not an independent corporation, entitled to be treated as such, as a matter of law, in these proceedings;

              (e) affect in any way any rights and obligations among the Other Banks and Fleet, provided, however, that all such banks shall be entitled to all of the benefits of this Stipulation;

              (f) constitute consent by Fleet to the use of its cash collateral other than as provided herein; or

              (g) obligate Fleet to permit the use of its cash collateral other than as provided herein or obligate Fleet or the Other Banks to advance funds to any of the Debtors for any reason, including, without limitation, for the payment of expenses of administration under the Bankruptcy Code.

         13. In consideration of MS's ability to use cash and non-cash collateral, and in view of the effect of such use, no expenses of administration of the Debtors' cases shall be charged against any of Fleet's Collateral, or charged to Fleet, pursuant to Section 506(c) of the Bankruptcy Code during the entire bankruptcy case, all of which rights, if any, are hereby waived forever by the Debtors on behalf of their respective bankruptcy estates and the Debtors' creditors. Notwithstanding the foregoing, the lien and the priority granted to Fleet herein, the liens possessed by Fleet as of the Petition Date, and the cash collateral generated therefrom, up to an aggregate amount equal to $261,000, shall be reserved for two purposes, (i) one, up to an aggregate amount equal to $11,000 (to be made available by Fleet either directly or through additional use of cash collateral upon the request of the Debtors as and when due), for payment of any fees to the United States Trustee actually due and payable by MS and by any of the other Debtors for the Initial Period (as it may be extended by agreement) in respect to the Debtors' Chapter 11 cases pursuant to 11 U.S.C. Section 1930(6); and (ii) two, up to an aggregate amount equal to $250,000, for payment of the reasonable fees, costs and expenses incurred from the Petition Date to the date this Stipulation terminates of any professionals retained by MS, and upon entry of an order approving payment of any of MS's professionals' fees, costs and expenses, Fleet is authorized to pay the same from Fleet's cash collateral directly to such professionals; provided, however, that no cash collateral shall be used to pay any fees, costs and expenses incurred by investigating or asserting any claims or causes of action against Fleet or the Other Banks, or Fleet's liens or claims, or in connection with any motion filed by MS seeking entry of an order authorizing MS to utilize cash collateral without Fleet's consent. The entry of this Order is without prejudice to Fleet's rights to examine or object to any application seeking an award of fees to any professional retained by MS.

         14. The Debtors will promptly notify Fleet in writing of all prospective purchasers of all or substantially all of the Collateral with which they have been in contact over the past six months and with which they initiate contact hereafter, and all bona fide offers hereafter to purchase all or substantially all of the Collateral. On the second and fourth Friday of each month, MS shall provide Fleet's designated representative(s) by telephone with a status report on the negotiations, if any, with each such prospective purchaser. With MS's permission Fleet may contact such prospective purchaser(s) and may discuss the Debtors' business and financial affairs with it or them subject to an obligation to keep such information that has not been made available to the public confidential; provided, however, that nothing herein is intended to or shall operate to prevent Fleet or any of the Other Banks from transferring or negotiating to transfer to any party whatsoever all or any portion of the Fleet Facility or individual interests therein held by Fleet individually or by any of the Other Banks.

         15. Except as expressly provided for in this Stipulation, and effective immediately upon the termination of this Stipulation as provided in Paragraph 20 below for any reason whatsoever other than (a) denial by the Court, or by a final decision of any appellate court, of the Sale Motion described in Paragraph 16(a) below other than as a result of MS's withdrawal of the motion or a failure in good faith to seek its approval, and (b) an Event of Default as defined in Paragraph 19 below arising for a reason unrelated to actions or the failure to act hereunder by any of the Debtors, all defenses or claims of every kind or nature, whether existing by virtue of state, federal bankruptcy or non-bankruptcy law, by agreement or otherwise, against Fleet or the Other Banks in connection with the Fleet Facility, as such defenses or claims may presently exist, are hereby forever waived, relinquished and released by the Debtors and their successors and assigns, on their own behalf and on behalf of their bankruptcy estates, against Fleet, its successors and assigns, the Other Banks, and their successors and assigns, and its and their parent corporations, affiliates, officers, directors, agents, employees and attorneys, including without limitation, affirmative defenses, counterclaims, claims, causes of action, setoffs, deductions, recoupment or other rights and further including without limitation (i) the right of Fleet to the payments and proceeds from the Collateral, (ii) the conduct of Fleet and the Other Banks in administering the Fleet Facility prior to the date hereof, and (iii) rights, if any, under all of the avoiding powers granted to any of the Debtors by the Bankruptcy Code, including but not limited to those powers under 11 U.S.C. Sections 542 to 553, inclusive.

         16. (a) MS anticipates that it will be able to locate a buyer for, or might otherwise consider a public auction of, all or substantially all of the Collateral during the pendency of these proceedings and, if so, or if MS wishes to take advantage of Fleet's willingness to purchase its Collateral on the terms described below, MS intends to file a motion seeking court approval of such a sale pursuant to section 363 of the Bankruptcy

Code (the "Sale Motion"). In the event that MS files a Sale Motion in good faith on or before April 2, 1998, unless such date is extended by Fleet in the form of a written notice filed in MS's proceeding, and expressly subject to all of the conditions stated in Paragraph 16(c) below, Fleet agrees that it, and if so required by the Fleet Facility, the Other Banks,:


              (1) provided the Sale Motion is in form and content reasonably acceptable to Fleet and consistent with any express terms of this Stipulation, will consent to the Sale Motion;

              (2) may be designated as an offeror, and by this Stipulation, on a continuing non-revocable basis so long as this Stipulation is in effect and has not been terminated pursuant to Paragraph 20 below offers to purchase, and upon Court approval of such offer and the grant of authority to MS to sell its assets to Fleet, will purchase, all of the Collateral and the payments and proceeds thereof, as is and where is, in its discretion taking title in its own name or that of a nominee, irrespective of whether or not (i) it is approved by the Court as the initial buyer (or high bidder) for the Collateral, (ii) it is approved by the Court as a secondary buyer or bidder for the Collateral in the event the primary buyer or bidder fails to consummate a sale authorized to be made to it by any order entered on the Sale Motion, or (iii) MS initially selects or accepts an offer to purchase such assets from a different entity.

              (3) in the event that the Sale Motion results in a public auction, will be a bidder, in its discretion taking title in its own name or that of a nominee;

              (4) in the event that the Sale Motion results in a consummated private sale or public auction, in either case to a third party not Fleet's nominee, will agree to receive from the proceeds of such sale in satisfaction of its right as a secured creditor under the Fleet Facility to impress its lien upon the proceeds of sale, a reduced amount equal to the "Total Indebtedness", as defined in Paragraph 16(b) below, decreased further by a sum equal to ten (10%) percent thereof (the resulting net figure being the "Discounted Debt");

              (5) in the event it or its nominee purchases the Collateral and receives title to the assets as described in the preceding sub-paragraphs, will share with MS, 65% to MS and 35% to Fleet and the Other Banks, on no less often than a monthly basis, all proceeds of the collection and liquidation of the assets sold to it or such nominee by MS (including without limitation for purposes of calculation of such sharing, proceeds derived from the collection and liquidation of the MS Auto Receivables net of the obligations of MS Auto to its creditors, and, if at all, proceeds of any litigation arising from a failure of any servicer of such assets to perform in compliance with any contracts with Fleet or its nominee), net after actual receipt by Fleet of the "Base Amount" as defined in Paragraph 16(b) below, provided, however, that Fleet shall not liquidate or cause its servicer to liquidate any of the MS Receivables or the MS Auto Receivables by sales in bulk or the Stock other than as contemplated by Paragraph 17(ii) hereof;

              (6) in furtherance of its obligations under subparagraph (5) above, if applicable, will provide MS or any assignee thereof with a monthly written report identifying such information as the parties may agree upon, but in any event including the following: (i) an aging of the MS Receivables and the MS Auto Receivables, (ii) charge offs of any such receivables, (iii) proceeds received arising from such receivables or from the foreclosure sale of repossessed or returned motor vehicles securing such receivables, and (iv) the then outstanding Base Amount, as defined in Paragraph 16(b)(2) below;

              (7) in the event the Sale Motion results in a consummated sale, whether or not Fleet or its nominee is the purchaser, (a) will covenant not to pursue any deficiency claim under the Fleet Facility against any of the Debtors, and (b) will deliver to the Debtors a release in form and scope consistent with the release it will have received from the Debtors pursuant to Paragraph 15 above, provided, however, that notwithstanding anything in this subparagraph or elsewhere herein to the contrary, and subject to the Bankruptcy Code, Fleet and the Other Banks shall retain the right to use and advance claims as a result of any such deficiency claim under the Fleet Facility, whether by way of affirmative defense, setoff, recoupment, counterclaim or otherwise, for the limited purpose of securing and preserving to Fleet and the Other Banks to the extent possible the economic benefits to be derived by Fleet and the Other Banks under this Stipulation, including the Sale Motion and consummation of such sale as described in this Paragraph 16, in the event that any party challenges any order(s) entered as contemplated by this Stipulation or otherwise brings any action or proceeding to challenge any aspect of the Fleet Facility, whether the indebtedness, liens or perfection acknowledged hereunder by the Debtors, or otherwise, or any of the acts or omissions of Fleet or the Other Banks with respect thereto; and

              (8) at any hearing on the Sale Motion acquiesce in MS's determination, subject to court approval, as to which of several offers or bids to purchase the Collateral, including Fleet's, if more than one, is in the best interest of the estate of MS, provided, however, that nothing herein is intended to or shall limit the conditions to Fleet's performance hereunder set forth in Paragraph 16(c) hereof.

              (b) For purposes of Paragraph 16(a) and (c) hereof:

                  (1) "Total Indebtedness" shall mean the unpaid balance of
              principal on the Notes as of the Petition Date, PLUS (i) all non-default interest thereon accruing thereafter until consummation of the sale or transfer described in said paragraphs (the "Transfer Date") (calculated without regard to the receipt of any post-petition payments to Fleet) and (ii) all out-of-pocket disbursements for reasonable costs, expenses and the fees of professionals, including attorneys, Zolfo-Cooper and the Servicer, accruing after the Petition Date until the Transfer Date, LESS all post-petition payments to Fleet until the Transfer Date. Notwithstanding the foregoing, for purposes of any calculations under this Stipulation Total Indebtedness shall include any monies paid by Fleet pursuant to the "carve-out" provisions of Paragraph 13 above if such payments are made after the Transfer Date and were not otherwise taken into account in calculating Total Indebtedness as of the Transfer Date.

                   (2) "Base Amount" shall mean an amount equal to the Total
              Indebtedness on the date of the actual conveyance of assets to Fleet or its nominee PLUS (i) an amount equal to interest on the Total Indebtedness at the non-default rate determined in, and subject to the provisions of, sections 2.2 and 10.13 of the Loan Agreement accruing thereafter, existing from time to time, and
              (ii) a servicing fee and cost reimbursement based on the following: the lesser of (I)(a) a monthly fee calculated in respect to each motor vehicle retail installment contract ("Contract") of the greater of (x) 4% per annum computed on a monthly basis of the principal balance of each of the Contracts as of the first day of the month, or (y) $20.00 per month per Contract that is serviced by Fleet or its nominee or agents thereof as of the first day of the month; and (b) reimbursement for all costs and expenses of the servicer, including conversion fees and third party costs and expenses, under any servicing agreement entered into by Fleet or its nominee in respect to the Contracts, or (II) the total of all fees, costs and expenses actually incurred by Fleet or its nominee in respect to the servicing and liquidation of the assets so conveyed by MS.


              (c) Fleet's obligations in Paragraph 16(a) above are expressly conditioned upon all of the following, unless any are waived in the form of a written notice filed by Fleet in MS's proceeding:

                    (1) any sale to a third party not Fleet's nominee (i) must be for a cash amount at least sufficient to pay Fleet, as a secured creditor, the Discounted Debt or (ii) must be made subject to the Fleet Facility as modified to the Discounted Debt as of the date of closing, must be on terms and conditions approved by Fleet and the Other Banks, and must be to a buyer approved by Fleet and the Other Banks in their sole discretion;

                    (2) in the event of such a cash sale to a third party not
              Fleet's nominee, whether public or private, Fleet, as a secured creditor, must receive at the closing by wire transfer, or certified or bank cashier's check of a bank reasonably satisfactory to Fleet an amount equal to the Discounted Debt;

                    (3) any sale to Fleet or Fleet's nominee must be of all the
              Collateral and free and clear of all interests, claims, liens and encumbrances, including the Fleet Facility;

                    (4) any offer by Fleet to purchase at a private sale or bid at a public sale shall be deemed made and will be consummated as a non-cash credit bid pursuant to Section 363(k) of the Bankruptcy Code in an amount equal to no less than the Discounted Debt;

                    (5) the sale must close on or before May 6, 1998 unless
              extended by Fleet in the form of a written notice filed by it in MS's proceeding;

                    (6) the sale must be to Fleet, its nominee or a good faith third party buyer;

                    (7) the Sale Motion must be allowed by the Court and must
              include provisions relating to and requiring court approval of the compromise and payment of Fleet's claims as secured party based upon and consistent with the provisions set forth in this Stipulation;

                    (8) this Stipulation must have been approved by the Court
              and at the time of the sale closing any order thereon must be in full force and effect, unmodified, not reversed on appeal and not the subject of any stay pending appeal or otherwise; and

                    (9) Fleet will have the right in its discretion to finance any third party bidder for the assets, whether at private or public sale.

         17. In the event of a transfer of the Collateral to Fleet or its nominee pursuant to the Sale Motion:

              (i) the Debtors and, where relevant, any of their subsidiaries, agree to be bound thereafter by the provisions of Paragraph 20(a)-(j) below;

              (ii) the Debtors consent to Fleet's or its nominee's right to sell all or substantially all of the Collateral to which it or its nominee has taken title, including the MS Auto Receivables either directly or indirectly as a result of a sale of the Stock, to any entity in bulk, provided that Fleet or its nominee obtain such entity's agreement in writing (a) to be bound by this Stipulation (including, without limitation, Paragraphs 16(a)(5) and 16(a)(6) above) and any order(s) thereon, and (b) to use as a servicer (if it itself is not such a servicer) only companies of the general reputation and quality as the Servicer;

              (iii) the Debtors agree that under no circumstances shall Fleet or its nominee, the Servicer or any other agent of or contractor to Fleet or its nominee, or any assignee or transferee of Fleet or its nominee, be liable for any purported failure to collect all of the MS Receivables or the MS Auto Receivables so long as Fleet or its nominee, the Servicer or such other agents or contractors or transferee observe procedures for collection that do not constitute gross negligence or willful misconduct with regard to such collection activities; and

              (iv) Search will continue to file consolidated tax returns that include MS Auto up to the time of sale and will use any consolidated losses available to offset any gains of MS Auto. In addition, if Fleet uses a nominee to take title to the Stock and Fleet so requests, Search will agree to treat the purchase transaction with respect to the Stock as a transaction under Section 338(h)(10) of the Internal Revenue Code.

         18. Search, as guarantor of MS's indebtedness under the Fleet Facility, acknowledges, subject to the provisions of the Bankruptcy Code and where not otherwise expressly agreed to by Fleet in this Stipulation, that (i) the Stipulation does not terminate, modify, waive, or provide a defense to Search on its guaranty, and (ii) the indebtedness under the Fleet Facility, including Search's guaranty, remains fully enforceable against Search to the full extent provided for in the Loan Agreement.

         19. The occurrence of any of the following events, unless waived by Fleet in writing, shall constitute an "Event of Default" hereunder:


              a. reversal, vacation or modification (without the prior consent of Fleet) of the Court's order approving this Stipulation;

              b. dismissal of any of the Debtors' Chapter 11 cases except in the case of Search Funding;

              c. any knowing and material misrepresentation of fact made after the Petition Date by any of the Debtors to Fleet or its agents about the financial condition of the Debtors, the nature, extent, location or quality of any Collateral, or the disposition or use of any Collateral, including cash collateral;

               d. a material default by any of the Debtors in the payment or performance of any of its obligations under the Interim Order or this Stipulation and the continuance of such default uncured for a period of five (5) calendar days following such default; or

               e. failure of MS to have filed the Sale Motion by the date set forth in Paragraph 16 above as extended, if at all, or the withdrawal of the Sale Motion, if otherwise timely filed, after such date.

         20. This Stipulation and the cash collateral use arrangement authorized herein shall become effective immediately upon the last to occur of (i) authorization and approval by the Court (as evidenced by the entry of an order in form and content reasonably satisfactory to the Debtors and Fleet), (ii) execution by the parties to this Stipulation and (iii) written approval delivered to Fleet by each of the Other Banks. The aforesaid arrangement and this Stipulation, unless waived or extended in writing by Fleet, shall terminate upon the earliest of (a) (i) the occurrence of an Event of Default and (ii) written notice of such Event of Default filed with the Court by Fleet, (b) denial by the Court (or any appellate court) of the Sale Motion described in Paragraph 16 above, (c) consummation of the sale by MS of the Collateral pursuant to the Sale Motion described in Paragraph 16 above, and (d) May 6, 1998 at 5:00 p.m. Upon termination, however occurring, the use by MS of Fleet's cash collateral shall cease, and, except in the case of termination having occurred as a result of MS's sale of the Collateral, the stay provisions of Section 362(a) of the Bankruptcy Code and any other injunction or stay issued by this Court shall be deemed immediately permanently vacated and Fleet shall thereupon be relieved of such stay and shall have the full right and power to immediately proceed without further delay, hindrance or motion to foreclose its security interests in the Collateral, and, more generally, Fleet shall have the rights provided under all the documentation comprising the Fleet Facility and under the Uniform Commercial Code and all other applicable law, wherever applicable, in order to realize upon the Collateral and the security herein granted. Except as expressly provided in this paragraph, termination of this Stipulation shall not impair the continuing effectiveness and enforceability of all other provisions in this Stipulation. In addition, the Debtors:

              a. shall be deemed to have expressly waived any right to seek an injunction or restraining order of any type in order to delay or preclude enforcement of this Stipulation and specifically this paragraph;

              b. shall, and shall cause their subsidiaries to, transfer to the Servicer or another servicer selected by Fleet collections of MS's loan portfolio and, to the extent allowed or required by law, MS Auto's loan portfolio. The Debtors shall, and shall cause their subsidiaries to, cooperate with the Servicer to as efficiently as possible perform the servicing transfer and enable the Servicer to perform ongoing servicing of the loan portfolio as of the termination of this Stipulation;

              c. shall, and shall cause their subsidiaries to, promptly deliver to the Servicer true and correct copies of (i) the electronic files for MS's loan portfolio, and, to the extent allowed or required by law, MS Auto's loan portfolio, (ii) thorough and complete monthly reports of servicing records for such loan portfolios for the past six months, and
         (iii) such information regarding the system vendors, at risk accounts, bank reconciliations, system codes and specifications and all other information regarding such loan portfolio files and collection and reconciliation systems as the Servicer shall reasonably require to perform servicing of the loan portfolio;

              d. without limiting the generality of subparagraph (c) above, shall, and shall cause their subsidiaries to, provide to the Servicer, as soon as possible after the 15th day and the last day of each calendar month (each such day a "Reference Date"), ending on the earliest Reference Date next following the turnover of Collateral pursuant to subparagraph (h) below, copies of the items described in clauses (i) and (iii) of subparagraph (c), as well as thorough and complete servicing records for the loan portfolio, in each case updated through the applicable Reference Date;

              e. at any time requested by the Servicer, shall, and shall cause their subsidiaries to, assist the Servicer in all reasonable ways requested by the Servicer to perform reconciliation of collections, to efficiently and accurately complete a data mapping of data from the collection systems of the Debtors and their subsidiaries to the Servicer's collection systems, to efficiently and accurately complete a conversion program to effect a conversion of the collection systems of the Debtors and their subsidiaries to the Servicer's collection systems, and to validate and perfect the accuracy and completeness of the data mapping and the conversion program;

              f. shall consent to the right of Fleet, its nominee or the Servicer (or any other servicer of the Collateral) to offer employment to any employee of any of the Debtors or any of their subsidiaries, whose job primarily has related to the collection of the MS Receivables or the MS Auto Receivables;

              g. shall provide the Servicer (or any other servicer of the Collateral) with access to the Debtors' computer systems and rental premises, upon request, provided that such servicer shall be obligated to the Debtors (or any one of them) for the actual cost to that Debtor of the service or premises so provided for the time period of actual use;

              h. shall otherwise immediately upon request by Fleet assemble and turn over to Fleet or the Servicer all of the Collateral, including without limitation all chattel paper, all proceeds thereof, and all books and records associated therewith;

              i. for a reasonable time after the date of delivery of such Collateral, shall, and shall cause their subsidiaries to, assist Fleet and the Servicer and cooperate with Fleet and the Servicer to coordinate the transfer to the Servicer of payments received by the Debtors or their subsidiaries in respect to the Collateral, the referral to the Servicer of inquiries regarding accounts comprising the Collateral, and the delivery by the Debtors and their subsidiaries to the account debtors or other obligors of appropriate notices and instructions with respect to the transfer of servicing and collection of the Collateral to Servicer's and, generally, take all other actions reasonably required by Fleet or the Servicer to efficiently and effectively transfer the servicing and collection of the Collateral to the Servicer; and

              j. shall and, where applicable, their subsidiaries shall, (A) be deemed to have terminated any obligations of MS to or for the benefit of Search or any of its subsidiaries under any servicing agreement relating to the management and collection of MS Receivables, and (B) immediately upon receipt by MS of a notice of termination pursuant to the servicing agreement relating to the management and collection of the MS Auto Receivables, be deemed to have terminated any obligations of MS Auto to or for the benefit of the Debtors or any of their subsidiaries under such servicing agreement, in each case without any penalty or cost to MS or MS Auto other than charges in the ordinary course for services through the date of termination.

         21. Any notice or report required hereunder sent via personal delivery, overnight delivery, or facsimile transmission shall be deemed given when received, but if sent via postage prepaid certified or registered first class United States mail, it shall be deemed given three (3) business days after mailing. Items shall be addressed to the parties as set forth below:


               If to Fleet:         Fleet Bank, N.A.
                                    Mail Stop: CT MO H21B
                                    777 Main Street
                                    Hartford, CT 06115
                                    (Attention: Mr. Edward J. Walsh)
                                    Telephone: (860) 986-3784
                                    Telecopier: (860) 986-2435

              with a copy to:       Edwin E. Smith, Esq.
              (which is not         Bingham Dana LLP
              notice)               150 Federal Street
                                    Boston, Massachusetts  02110
                                    Telephone:  (617) 951-8615
                                    Telecopier:  (617) 951-8736

              and                   Neil W. Townsend, Esq.
                                    Bingham Dana LLP
                                    150 Federal Street
                                    Boston, Massachusetts  02110
                                    Telephone:  (617) 951-8866
                                    Telecopier:  (617) 951-8736

              and                   Scott Lessne, Esq.
                                    Fleet Bank, N.A.
                                    Mail Stop:  CT MO H20A
                                    Hartford, CT  06115
                                    Telephone:  (860) 986-3794
                                    Telecopier:  (860) 986-5076

              If to Debtors:        MS Financial, Inc.
                                    Search Financial Services Inc.
                                    Search Financial Services Acceptance Corp.
                                    Search Funding Corp.
                           Attn:    George C. Evans,
                                    600 North Pearl Street
                                    Suite 2500, L.B. 123
                                    Dallas, TX  75201
                                    Telephone:  (214) 965-6000
                                    Telecopier: (214) 965-6098
         with a copy to:            Deborah Lynn Schrier-Rape, Esq.
         (which is not              Andrews & Kurth, L.L.P.
          notice)                   1717 Main Street, Suite 3700
                                    Dallas, TX  75201
                                    Telephone:  (214) 659-4520
                                    Telecopier:  (214) 659-4401

         and                        Ellis Regenbogen, Esq.
                                    Search Financial Services Inc.
                                    600 North Pearl Street
                                    Suite 2500, L.B. 123
                                    Dallas, TX 75201
                                    Telephone:  (214) 965-6030
                                    Telecopier:  (214) 965-6130

         and                        James  Donnell, Esq.
                                    Andrews & Kurth, L.L.P.
                                    600 Travis, Suite 4200
                                    Houston, TX 77002
                                    Telephone:  (713) 220-4200
                                    Telecopier:  (713) 220-4285

         and                        H. De Wayne Hale, Esq.
                                    Hale, Ashton, Seckel & Taubenfeld, P.C.
                                    600 North Pearl Street
                                    Dallas, TX 75201
                                    Telephone:  (214) 720-2600
                                    Telecopier:  (214) 720-2665

         22. Upon the execution hereof, the Debtors will promptly take all appropriate steps, by filing such motions and giving such notices and otherwise, to seek Court approval of this Stipulation and the authority to consummate the matters provided for herein.

         23. This Stipulation shall be binding upon and inure to the benefit of the successors and assigns of each party hereto, including any trustee appointed with regard to any of the Debtors under the Bankruptcy Code, whether in a Chapter 7 or in these Chapter 11 cases.

         24. This Stipulation may be amended only by a writing executed by all of the parties hereto.

         25. This Stipulation contains the entire agreement of the parties with respect to the transactions contemplated herein and supercedes all prior agreements, communications and discussions, whether oral or written with respect thereto.

         26. This Stipulation may be executed in any number of counterparts, each of which is deemed to be an original and all of which together will constitute one and the same document.

         27. Any waiver by any party of any violation of, default under or condition expressed in this Stipulation by the other party or parties will not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other violation, default or condition provided for herein.

         Executed as an agreement under seal this 19th day of March, 1998.

SEARCH FINANCIAL SERVICES                          FLEET BANK, N.A.
ACCEPTANCE CORP.
MS FINANCIAL, INC.                                 By its attorneys,

By their attorneys,
                                                   /s/ Guy B. Moss
                                                   -----------------------------
                                                   Guy B. Moss
/s/ Deborah Lynn Schrier-Rape                      Sabin Willett
-----------------------------                      Bingham Dana LLP
Deborah Lynn Schrier-Rape                          150 Federal Street
State Bar No. 00785635                             Boston, Massachusetts  02110
James Donnell                                      (617) 951-8000
State Bar No. 05981300                             pro hac vice
Andrews & Kurth, L.L.P.
1717 Main Street, Suite 3700                       Mark A. Goodman
Dallas, TX  75201                                  State Bar No. 08156920
(214) 659-4100                                     David, Goodman & Madole
                                                   Two Lincoln Centre
SEARCH FINANCIAL SERVICES INC.                     5420 LBJ Freeway, Suite 1200
SEARCH FUNDING CORP.                               Dallas, Texas  75240
                                                   (972) 991-0889

By their attorneys,


/s/ H. De Wayne Hale
---------------------------
H. De Wayne Hale
State Bar No. 04189170
Hale, Ashton, Seckel & Taubenfeld, P.C
600 North Pearl Street
Dallas, TX 75201
(214) 720-2600

APPROVED as an Order of this Court at Dallas, Texas this ____ day of _______, 1998.


                                                   ----------------------------
                                                   U. S. Bankruptcy Judge

                                                                       EXHIBIT B


                         UNITED STATES BANKRUPTCY COURT
                           NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION



In re:                                      )        CHAPTER 11
                                            )
SEARCH FINANCIAL SERVICES                   )        CASE NO. 398-32129-RCM-11
ACCEPTANCE CORP.,                           )        CASE NO. 398-32128-SAF-11
MS FINANCIAL, INC.,                         )        CASE NO. 398-32130-SAF-11
SEARCH FUNDING CORP.,                       )        CASE NO. 398-32131-SAF-11
SEARCH FINANCIAL SERVICES                   )        (Jointly Administered)
  INC.,                                     )
                                            )
         DEBTORS                            )
                                            )


                                  AMENDMENT TO
           STIPULATION AUTHORIZING LIMITED USE OF CASH COLLATERAL AND
                 PROVIDING CERTAIN REMEDIES TO SECURED CREDITOR


         MS Financial, Inc., Debtor and Debtor-In-Possession, a Delaware corporation ("MS"), Search Financial Services Inc., Debtor and Debtor-in-Possession, a Delaware corporation and the sole shareholder of MS ("Search"), Search Financial Services Acceptance Corp., Debtor and Debtor-In-Possession, a Texas corporation and a subsidiary of Search ("Search Acceptance"), and Search Funding Corp., Debtor and Debtor-In-Possession, a Texas corporation and a subsidiary of Search ("Search Funding", and together with MS, Search and Search Acceptance, the "Debtors") and Fleet Bank, N.A., for itself and as agent for other banks in the lending group ("Fleet"), MS's pre-petition secured lender, hereby stipulate and agree to amend the Stipulation Authorizing Limited Use of Cash Collateral and Providing Certain Remedies to Secured Creditor dated March 19, 1998 (the "Stipulation"), among the Debtors and Fleet as follows:

         1. Clause (a)(ii) of the second sentence of Paragraph 20 of the Stipulation is hereby amended by deleting such clause and by substituting therefor the following words:

             in the case of an Event of Default set forth in Paragraph 19(b) or
         (e), written notice of such Event of Default having been filed with the Court by Fleet, and in the case of an Event of Default set forth in Paragraph 19(a), (c) or (d), the following events having occurred: (A) written notice of such Event of Default having been given by Fleet to the Debtors and having been filed with the Court by Fleet, (B) the passage of seven business days following the giving of such notice and the making of such filing and (C) the failure of the Debtors to cure such Event of Default during such seven business day period.


         2. Paragraph 20 of the Stipulation is hereby further amended by inserting after the second sentence of Paragraph 20 the following new sentence.

              During the seven business day period referred to in clause (a)(ii) above, the Debtors shall be entitled to an expedited hearing before the Court, the sole purpose of which shall be to determine whether the Event of Default claimed by Fleet to have occurred has in fact occurred and has not been cured, with no such termination being effective if the Court finds during such period either that such Event of Default has not occurred or has been cured.

              3. Except as set forth above, the Stipulation shall remained unmodified and shall continue in effect in accordance with its terms.

         Executed as an agreement under seal this 13th day of April, 1998.

SEARCH FINANCIAL SERVICES                         FLEET BANK, N.A.
ACCEPTANCE CORP.
MS FINANCIAL, INC.                                By its attorneys,

By their attorneys,
                                                  /s/ Guy B. Moss
                                                  ------------------------------
                                                  Guy B. Moss
/s/ Deborah Lynn Schrier-Rape                     Sabin Willett
------------------------------                    Bingham Dana LLP
Deborah Lynn Schrier-Rape                         150 Federal Street
State Bar No. 00785635                            Boston, Massachusetts  02110
James Donnell                                     (617) 951-8000
State Bar No. 05981300                            pro hac vice
Kevin D. McCullough
State Bar No. 00788005                            Mark A. Goodman
Andrews & Kurth, L.L.P.                           State Bar No. 08156920
1717 Main Street, Suite 3700                      David, Goodman & Madole
Dallas, TX  75201                                 Two Lincoln Centre
(214) 659-4100                                    5420 LBJ Freeway, Suite 1200
                                                  Dallas, Texas  75240
SEARCH FINANCIAL SERVICES INC.                    (972) 991-0889
SEARCH FUNDING CORP.

By their attorneys,


/s/ H. De Wayne Hale
------------------------------
H. De Wayne Hale
State Bar No. 04189170
Hale, Ashton, Seckel & Taubenfeld, P.C
600 North Pearl Street
Dallas, TX 75201
(214) 720-2600